Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2016 RESULTS
______________________________________________

Plano, Texas, October 26, 2016 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended September 30, 2016.

Notable Items for the Quarter
Explanations of performance are compared to the prior year unless otherwise noted
GAAP Basis

•	Diluted earnings per share was $0.12 compared to $(0.08) for the third quarter of 2015

Excluding Special Items (see "Non-GAAP Reconciliation" and related tables below)

•	Diluted earnings per share was $0.11 compared to $0.47 for the third quarter of 2015

•	Consolidated total revenues decreased 12.3 percent to $693.9 million and same store sales decreased 8.4 percent

•	Acceptance Now revenue decreased by 1.1 percent primarily due to the same store sales decrease of 0.9 percent

•
Core U.S. revenue decreased by 16.3 percent primarily due to the same store sales decrease and the continued rationalization of our store base. Core U.S. same store sales decreased by 12.0 percent driven by the impact of the store information management system implementation and system outages, and other factors including the recast of the smartphone category, and declines in televisions, computers and tablets

•	The Company's EBITDA as a percent of total revenues was 5.4 percent, down 370 basis points to prior year and operating profit as a percent of total revenues was 2.5 percent, down 400 basis points

•
For the nine months ended September 30, 2016 the Company generated $374.6 million of cash from operations, capital expenditures totaled $46.8 million, and the Company ended the third quarter with $130.3 million of cash and cash equivalents

•	The Consolidated Leverage Ratio was at 2.52x and the Fixed Charge Coverage Ratio was at 1.72x as of September 30, 2016

•	The Company paid on July 21, 2016 a quarterly dividend for the third quarter of 2016 in the amount of $0.08 per share

“As previously announced, our third quarter operating results were negatively impacted by unexpected capacity-related system outages following the full implementation of our new store information management system within our Core U.S. stores. Consequently, I am terribly disappointed in the results for the quarter, both top and bottom line. Toward the end of the third quarter we had seen significant improvement in system availability and a reduction in the frequency of system outages. However, over the past two weeks on a couple of instances we have experienced system slowness and outages similar to but less impactful than what we saw earlier in the third quarter. Despite these recent challenges, over the past 6 weeks, past due percentages have been lower than they were a year ago,” said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.
Mr. Davis continued, “While certainly the third quarter results were very disappointing and the macro environment continues to provide challenges and headwinds, we successfully rolled out eCommerce in October, and we have made significant progress in readying our organization for piloting with several large national retailers in Acceptance Now. We are enthusiastic about these opportunities and I continue to believe our business model provides a superior customer experience to both the retailer and the end consumer,” Mr. Davis concluded.

SAME STORE SALES
(Unaudited)

Table 1	2016				2015
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended September 30,	(12.0)%	(0.9)%	10.1%	(8.4)%	(0.2)%	24.5%	5.0%	5.2%

Note: Same store sales are reported on a constant currency basis.

Quarterly Operating Performance
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.

ACCEPTANCE NOW third quarter revenues of $194.4 million decreased 1.1 percent primarily due to the same store sales decrease of 0.9 percent. Gross profit as a percent of total revenue versus prior year improved 110 basis points driven by completing the lap of 90 day option pricing changes, and the Company's increased focus on driving profitable sales. Labor, as a percent of store revenue, improved versus prior year by 130 basis points. Other store expenses, as a percent of store revenue, were up 170 basis points.
CORE U.S. third quarter revenues of $481.8 million decreased 16.3 percent primarily due to lower same store sales and the continued rationalization of our store base. Gross profit as a percent of total revenue increased 10 basis points and was positively impacted by our supply chain initiative, revenue mix, and a reduction in smartphone loss reserves, partially offset by a clearance event focused on previously-rented product. Labor, as a percent of store revenue, was negatively impacted by sales deleverage, partially offset by improved labor productivity, and lower incentive compensation. Other store expenses, as a percent of store revenue, were negatively impacted by sales deleverage, higher skip/stolen losses, and higher advertising, partially offset by a lower store count.
MEXICO third quarter revenues decreased 14.3 percent driven by currency fluctuations and store closures. Same store sales were up 10.1 percent. Gross profit as a percent of total revenue versus prior year improved 600 basis points driven by revenue mix and higher merchandise sales gross margin due to pricing initiatives. Operating profit improved by $2.6 million and EBITDA was $1.0 million.
FRANCHISING third quarter revenues increased 3.0 percent and operating profit was $1.4 million.
Other
General and administrative expenses decreased by $1.4 million primarily driven by lower incentive compensation.
The effective tax rate on a GAAP basis decreased primarily due to the resolution of certain tax positions pertaining to prior years and an increase in tax credits. The decrease in the effective tax rate excluding special items was primarily related to an increase in tax credits.

Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Tables 2 and 3 below, which exclude restructuring charges in 2016 for the closure of certain U.S. Core stores and Acceptance Now locations, and discrete income tax items. Gains or charges related to sales of stores, store closures, and discrete adjustments to tax reserves will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results.

Reconciliation of net earnings to net earnings excluding special items (in thousands, except per share data):

Table 2	Three Months Ended		Three Months Ended
	September 30, 2016		September 30, 2015
	Amount	Per Share	Amount	Per Share
Net earnings	$6,181	$0.12	$(4,092)	$(0.08)
Special items, net of taxes:
Write-down of smartphones	—	—	21,114	0.40
Other charges (1)	820	0.01	6,615	0.13
Discrete income tax items	$(1,092)	$(0.02)	$1,178	$0.02
Net earnings excluding special items	$5,909	$0.11	$24,815	$0.47
1) Other charges for the three months ended September 30, 2016 and 2015 primarily includes restructuring charges, net of tax, related to the closure of U.S. Core and Acceptance Now locations, and loss incurred on the sale of U.S. Core and Canada stores in the prior year. Restructuring charges are primarily comprised of lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closure.

2016 Outlook
The Company now projects the following for the full year assuming a continued reduction in the impact of system related incidents.

•	Core revenue of $2,065 to $2,100 million

•	Acceptance Now revenue of $805 to $835 million

•	Consolidated non-GAAP diluted earnings per share of $1.05 to $1.15

Guidance Policy
Rent-A-Center, Inc. provides annual guidance as it relates to diluted earnings per share and will only provide updates if there is a material change versus the original guidance. The Company believes providing diluted earnings per share guidance provides investors the appropriate insight into the Company’s ongoing operating performance. Management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.
Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Thursday morning, October 27, 2016, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.

About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, TX-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, and smartphones, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,600 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,870 Acceptance Now locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

Forward Looking Statement
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company's business segments; failure to manage the Company's store labor (including overtime pay) and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; the Company's ability to successfully implement its new store information management system and a new finance/HR enterprise system; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement virtual or e-commerce capabilities; failure to achieve the anticipated profitability enhancements from the changes to the 90 day option pricing program and the development of dedicated commercial sales capabilities; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, and June 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:
Maureen Short
Senior Vice President - Finance, Investor Relations and Treasury
(972) 801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS - UNAUDITED

Table 3	Three Months Ended September 30,
	2016		2016	2015		2015
(In thousands, except per share data)	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$693,877		$693,877	$791,605		$791,605
Operating profit	17,656	(1)	16,700	52,199	(3)	6,565
Net earnings	5,909	(1)(2)	6,181	24,815	(3)	(4,092)
Diluted earnings per common share	$0.11	(1)(2)	$0.12	$0.47	(3)	$(0.08)
Adjusted EBITDA	$37,654		$37,654	$72,178		$72.178
Reconciliation to Adjusted EBITDA:
Earnings before income taxes	$6,087	(1)	$5,131	$39,862	(3)	$(5,772)
Add back:
Other charges and (credits)	—		—	—		34,698
Other charges	—		956	—		10,936
Interest expense, net	11,569		11,569	12,337		12,337
Depreciation, amortization and write-down of intangibles	19,998		19,998	19,979		19,979
Adjusted EBITDA	$37,654		$37,654	$72,178		$72,178
(1) Excludes the effects of approximately $1.0 million of pre-tax restructuring charges primarily related to the closure of 167 Core U.S. stores and 96 Acceptance Now locations. These charges reduced net earnings and net earnings per diluted share for the three months ended September 30, 2016, by approximately $0.8 million and $0.01, respectively.
(2) Excludes the effects of ($1.1) million of discrete income tax adjustments that increased diluted net earnings per share by $0.2.
(3) Excludes the effects of a $34.7 million pre-tax write-down of smartphones, $4.9 million pre-tax loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million pre-tax charge related to the closure of 65 Core U.S. stores, a $1.2 million pre-tax charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million pre-tax loss on the sale of 14 stores in Canada. These charges reduced net loss and net loss per diluted share for the three months ended September 30, 2015, by approximately $27.7 million and $0.53, respectively. Net loss also excludes the effect of $1.2 million of discrete income tax adjustments to reserves that reduced earnings per diluted share by $0.02.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 4	September 30,
	2016		2015
(In thousands)			Revised
Cash and Cash Equivalents	$130,305		$60,072
Receivables, net	59,200		63,252
Prepaid Expenses and Other Assets	57,624		62,212
Rental Merchandise, net
On Rent	754,529		849,234
Held for Rent	215,901		272,225
Total Assets	1,748,806		3,025,630

Senior Debt, net	187,761	(1)	365,181	(1)
Senior Notes, net	537,161	(1)	535,858	(1)
Total Liabilities	1,242,745		1,623,332
Stockholders' Equity	506,061		1,402,298
(1) In accordance with a newly adopted accounting standard, debt balances are now presented net of unamortized debt issuance costs and the 2015 amounts have been revised to conform to the current period presentation. Unamortized debt issuance costs related to Senior Debt were $4.6 million and $6.4 million at September 30, 2016 and 2015, respectively. Unamortized debt issuance costs related to Senior Notes were $5.6 million and $6.9 million at September 30, 2016 and 2015, respectively. These unamortized debt issuance costs were previously presented in Prepaid Expenses and Other Assets.

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 5	Three Months Ended September 30,
	2016		2015
(In thousands, except per share data)
Revenues
Store
Rentals and fees	$595,179		$683,343
Merchandise sales	73,219		80,932
Installment sales	17,626		17,786
Other	2,633		4,475
Total store revenues	688,657		786,536
Franchise
Merchandise sales	3,113		2,456
Royalty income and fees	2,107		2,613
Total revenues	693,877		791,605
Cost of revenues
Store
Cost of rentals and fees	159,454		178,094
Cost of merchandise sold	68,684		82,043
Cost of installment sales	5,553		5,854
Total cost of store revenues	233,691		265,991
Other charges	—		34,698	(3)
Franchise cost of merchandise sold	2,960		2,304
Total cost of revenues	236,651		302,993
Gross profit	457,226		488,612
Operating expenses
Store expenses
Labor	186,289		209,904
Other store expenses	195,096		201,638
General and administrative expenses	38,187		39,590
Depreciation, amortization and write-down of intangibles	19,998		19,979
Other charges	956	(1)	10,936	(4)
Total operating expenses	440,526		482,047
Operating profit	16,700		6,565
Interest expense	11,710		12,490
Interest income	(141)		(153)
Earnings (loss) before income taxes	5,131		(5,772)
Income tax benefit	(1,050)	(2)	(1,680)	(5)
NET EARNINGS (LOSS)	$6,181		$(4,092)
Basic weighted average shares	53,155		53,060
Basic earnings per common share	$0.12		$(0.08)
Diluted weighted average shares	53,454		53,333
Diluted earnings per common share	$0.12		$(0.08)

(1) Includes approximately $1.0 million of pre-tax restructuring charges related to the closure of 167 Core U.S. stores and 96 Acceptance Now locations.
(2) Includes ($1.1) million of discrete income tax adjustments.
(3) Includes a $34.7 million write-down of smartphone inventory.
(4) Includes a $4.9 million loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million charge related to the closures of 65 Core U.S. stores, a $1.2 million charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million loss on the sale of 14 stores in Canada.
(5) Includes $1.2 million of discrete adjustments to income tax reserves.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 6	Three Months Ended September 30,
	2016	2015
Revenues
Core U.S.	$481,805	$575,356
Acceptance Now	194,398	196,652
Mexico	12,454	14,528
Franchising	5,220	5,069
Total revenues	$693,877	$791,605

Table 7	Three Months Ended September 30,
	2016	2015
Gross profit
Core U.S.	$343,071	$374,214	(1)
Acceptance Now	102,998	102,133
Mexico	8,897	9,500
Franchising	2,260	2,765
Total gross profit	$457,226	$488,612
(1) Includes a $34.7 million write-down of smartphone inventory.

Table 8	Three Months Ended September 30,
	2016		2015
Operating profit (loss)
Core U.S.	$26,058	(1)	$15,700	(2)
Acceptance Now	29,592		28,901
Mexico	235		(2,359)
Franchising	1,430		1,797
Total segment operating profit	57,315		44,039
Corporate	(40,615)		(37,474)
Total operating profit	$16,700		$6,565
(1) Includes approximately $1.0 million of restructuring charges related to the closure of 167 Core U.S stores and 96 Acceptance Now locations.
(2) Includes a $34.7 million write-down of smartphone inventory, a $4.9 million loss on the sale of 22 Core U.S. stores to a franchisee, a $4.3 million charge related to the closure of 65 Core U.S. stores, a $1.2 million charge for start-up and warehouse closure expenses related to our sourcing and distribution initiative, and a $0.3 million loss on the sale of 14 stores in Canada.

Table 9	Three Months Ended September 30,
	2016	2015
Depreciation, amortization and write-down of intangibles
Core U.S.	$9,495	$11,818
Acceptance Now	815	836
Mexico	746	1,165
Franchising	44	45
Total segments	11,100	13,864
Corporate	8,898	6,115
Total depreciation, amortization and write-down of intangibles	$19,998	$19,979

Table 10	Three Months Ended September 30,
	2016	2015
Capital expenditures
Core U.S.	$3,864	$6,148
Acceptance Now	860	921
Mexico	36	16
Total segments	4,760	7,085
Corporate	13,895	11,171
Total capital expenditures	$18,655	$18,256

Table 11	On Rent at September 30,		Held for Rent at September 30,
	2016	2015	2016	2015
Rental merchandise, net
Core U.S.	$413,955	$496,524	$202,738	$260,563
Acceptance Now	326,553	334,167	6,689	6,354
Mexico	14,021	18,543	6,474	5,308
Total rental merchandise, net	$754,529	$849,234	$215,901	$272,225

Table 12	September 30,
	2016		2015
Assets			Revised
Core U.S.	$1,000,572		$2,404,391
Acceptance Now	403,305		410,892
Mexico	32,166		39,923
Franchising	1,732		1,840
Total segments	1,437,775		2,857,046
Corporate	311,031	(1)	168,584	(1)
Total assets	$1,748,806		$3,025,630
(1) In accordance with a newly adopted accounting standard, debt balances are now presented net of unamortized debt issuance costs and the 2015 amounts have been revised to conform to the current period presentation. Unamortized debt issuance costs related to Senior Debt were $4.6 million and $6.4 million at September 30, 2016 and 2015, respectively. Unamortized debt issuance costs related to Senior Notes were $5.6 million and $6.9 million at September 30, 2016 and 2015, respectively. These unamortized debt issuance costs were previously presented in Prepaid Expenses and Other Assets.

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 13	Three Months Ended September 30, 2016
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,478	1,374	545	129	228	4,754
New location openings	—	35	3	1	—	39
Acquired locations remaining open	—	—	—	—	5	5
Conversions	—	2	(3)	—	—	(1)
Closed locations
Merged with existing locations	(3)	(38)	—	—	(1)	(42)
Sold or closed with no surviving location	(6)	—	(50)	—	(1)	(57)
Locations at end of period	2,469	1,373	495	130	231	4,698
Acquired locations closed and accounts merged with existing locations	—	—	—	—	—	—

Table 14	Three Months Ended September 30, 2015
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,803	1,459	12	143	187	4,604
New location openings	—	30	208	—	1	239
Acquired locations remaining open	—	—	—	—	—	—
Conversions	(22)	(3)	3		22	—
Closed locations
Merged with existing locations	(68)	(18)	—	—	—	(86)
Sold or closed with no surviving location	(16)	—	—	—	(3)	(19)
Locations at end of period	2,697	1,468	223	143	207	4,738
Acquired locations closed and accounts merged with existing locations	7	—	—	—	—	7